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                                                                      Exhibit 11

                             OVID TECHNOLOGIES, INC.

                   COMPUTATION OF NET INCOME PER COMMON SHARE
                                    _________

                                                Three Months    Three Months         Six             Six
                                                   Ended            Ended        Months Ended    Months Ended
                                                  6/30/96          6/30/95         6/30/96         6/30/95
Net Income.........................              $710,000         $622,000         $943,000        $959,000
                                                 ========         ========         ========        ========
Shares used in calculation of net
  income per share of common
  stock:
    Weighted average shares of
    common stock outstanding                    5,732,131        5,481,227        5,722,472       5,458,386

Dilutive effect of stock options
  after the application of the
  treasury stock method                         1,556,727        1,673,414        1,512,756       1,671,232
                                                ---------        ---------        ---------       ---------

     Net income per share of
     common stock                               7,288,858        7,154,641        7,235,228       7,129,618
                                                =========        =========        =========       =========

                                                     $.10             $.09             $.13            $.13
                                                     ====             ====             ====            ====

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